October 26, 2012	ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 082961-0128

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

7250 Redwood Blvd.

Suite 200

Novato, California 94945

The FBR Funds

1001 Nineteenth Street North

Arlington, Virginia 22209

Re:	Federal income tax consequences of the transfer of assets of certain series of The FBR Funds to certain series of Hennessy Funds Trust and Hennessy Mutual Funds, Inc.

Ladies and Gentlemen:

As counsel to Hennessy Funds Trust, a Delaware statutory trust (the “Trust”) and Hennessy Mutual Funds, Inc., a Maryland corporation (the “Corporation” and together with the Trust, “Hennessy”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization, dated as of October 25, 2012 (the “Agreement”), by and between Hennessy, on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “Acquiring Funds” on Schedule A attached hereto (each an “Acquiring Fund”), and The FBR Funds, a Delaware statutory trust (“FBR”), on behalf of each series thereof listed under the heading “Acquired Funds” on Schedule A (each an “Acquired Fund”). Schedule B shows certain information regarding the investment objectives and investment policies of each Acquired Fund and the Acquiring Fund, which information is excerpted from the Prospectus filed by the Company with the Securities and Exchange Commission with respect to the Transaction (the “Prospectus”).

The following transactions (referred to collectively herein as the “Transaction”) are contemplated under the Agreement: (i) each Acquired Fund will transfer all of its assets to the Acquiring Fund listed opposite its name on Schedule A solely in exchange for voting shares of the corresponding Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund (other than certain excluded liabilities); and (ii) each Acquired Fund will distribute the voting shares of the corresponding Acquiring Fund received in step (i) to its shareholders in complete liquidation thereof. Based on our review of the Agreement and related documents, neither dissenters’ rights nor appraisal rights will be available to the shareholders of the Acquired Fund.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a)          The Corporation, Trust, and FBR are each registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b)          Each Acquired Fund is a series of the Trust and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code; and each Acquiring Fund is a series of either the Corporation or the Trust and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code.

(c)          Each Acquired Fund and each Acquiring Fund has elected to be taxed as a regulated investment company (“RIC”) under Section 851 of the Code for all its taxable periods (including the last short taxable period ending on the date of the Transaction in the case of an Acquired Fund) and has qualified for the special tax treatment afforded RICs under the Code. Each Acquiring Fund intends to continue to qualify as a RIC after the Transaction.

(d)          Each shareholder of an Acquired Fund will receive in the Transaction solely voting shares of the corresponding Acquiring Fund in exchange for shares of the Acquired Fund.

(e)          The fair market value of the voting shares of an Acquiring Fund received by each shareholder of the corresponding Acquired Fund will be equal to the fair market value of the shares of the Acquired Fund surrendered in exchange therefor.

(f)          Each Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corresponding Acquired Fund immediately prior to the Transaction. For purposes of this representation, amounts used by an Acquired Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund’s business as an open-end investment company pursuant to Section 22(e) of the 1940 Act) made by the Acquired Fund immediately before the Transaction will be included as assets of the Acquired Fund held immediately prior to the Transaction.

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

(g)          None of the Acquiring Funds has any plan or intention to reacquire any of its shares issued in the Transaction, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(h)          Each Acquiring Fund has no plan or intention to effect dispositions of more than 66% (by market value) of the portfolio assets of the Acquired Fund acquired in the Transaction, other than dispositions made in the ordinary course of business.

(i)          On the date of the Transaction, at least 34% (by market value) of the portfolio assets of each Acquired Fund meet the investment objectives, strategies, policies, risks, and restrictions of the corresponding Acquiring Fund (namely, are common stocks of Qualifying Companies (as defined in Schedule B)). On the date of the Transaction, each Acquired Fund will not have altered its portfolio in connection with the Transaction to meet this 34% threshold. On the date of the Transaction, each Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks, and restrictions after the Transaction.

(j)          To the best of the knowledge of each Acquiring Fund’s management, as of the business day preceding the Transaction, there was no plan or intention by the shareholders of the corresponding Acquired Fund to sell, exchange, or otherwise dispose of a number of the shares of the Acquired Fund (or the Acquiring Fund shares received in the Transaction), in connection with the Transaction, that would reduce the shareholders’ ownership of the shares of the Acquired Fund (or equivalent Acquiring Fund shares) to a number of shares that was less than 50% of the number of the shares of the Acquired Fund as of the record date.

(k)          The liabilities of each Acquired Fund assumed by the corresponding Acquiring Fund, and any liabilities to which the transferred assets of the Acquired Fund are subject, were incurred by the Acquired Fund in the ordinary course of its business.

(l)          Each Acquiring Fund, each Acquired Fund, and the shareholders of each Acquired Fund will pay their respective expenses, if any, incurred in connection with the Transaction, except as provided in the following sentence. Any expenses of an Acquired Fund or Acquiring Fund that are paid or assumed by the investment advisor to the Acquired Fund and the Acquiring Fund will be solely and directly related to the Transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(m)          There is no intercorporate indebtedness existing between any Acquired Fund and the corresponding Acquiring Fund that was issued or acquired or will be settled at a discount.

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

(n)          Each Acquiring Fund and the corresponding Acquired Fund has qualified, and will qualify at the time of the Transaction, as a “regulated investment company” within the meaning of Sections 368(a)(2)(F) and 851 of the Code.

(o)          The fair market value of the assets of each Acquired Fund transferred to the corresponding Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(p)          During the five-year period ending on the date of the Transaction, none of the Acquiring Funds has owned, directly or indirectly, any shares of the corresponding Acquired Fund.

(q)          None of the Acquired Funds is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(r)          With respect to each Acquiring Fund, neither the Acquiring Fund nor any person related (within the meaning of § 1.368-1(e)(4) of the Treasury Regulations) to the Acquiring Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Transaction, with consideration other than shares of the Acquiring Fund, the Acquiring Fund shares furnished in exchange for a proprietary interest in any Acquired Fund in the Transaction, either directly or through any agreement or arrangement with any other person, other than redemptions by the Acquiring Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(s)          With respect to each Acquired Fund and the corresponding Acquiring Fund, during the five-year period ending on the date of the Transaction: (i) neither the Acquiring Fund nor any person related (as defined in § 1.368-1(e)(4) of the Treasury Regulations) to the Acquiring Fund has acquired the Acquired Fund’s shares with consideration other than shares of the Acquiring Fund; (ii) neither the Acquired Fund nor any person related (as defined in § 1.368-1(e)(4) of the Treasury Regulations but without regard to § 1.368-1(e)(4)(i)(A) of the Treasury Regulations) to the Acquired Fund has acquired shares of the Acquired Fund with consideration other than shares of the Acquiring Fund or shares of the Acquired Fund, except for redemptions by the Acquired Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to the Acquired Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to the Acquired Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 of the Code as required for the Acquired Fund’s tax treatment as a RIC.

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

(t)          With respect to each Acquired Fund and the corresponding Acquiring Fund, the aggregate value of the acquisitions, redemptions, and distributions described in paragraphs (r) and (s) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in the Acquired Fund on the date of the Transaction.

(u)          No cash will be distributed in lieu of fractional shares in the Transaction.

(v)         The total adjusted basis of the assets of each Acquired Fund transferred to the corresponding Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(w)          No cash or property other than voting shares of an Acquiring Fund will be transferred by the Acquiring Fund to the corresponding Acquired Fund in the Transaction.

(x)          After the Transaction, no dividends or distributions will be made to the former shareholders of an Acquired Fund other than dividends and distributions made with regard to the shares of the Acquiring Fund received by such shareholder in the Transaction.

(y)          At the time of the Transaction, no options, warrants, or rights are outstanding with respect to any shares of the Acquired Fund. No options, warrants, or rights with respect to the shares of any Acquired Fund have been or will be redeemed in connection with the Transaction.

(z)          None of the Acquired Funds has filed an election pursuant to Notice 88-19, 1988-1 C.B. 486, or § 1.337(d)-5 of the Treasury Regulations, to be subject to rules similar to the rules of Section 1374 of the Code with respect to any net built-in gain on any assets acquired from another corporation.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Transaction, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Proxy Statement and Prospectus filed on the date hereof by FBR with the Securities and Exchange Commission with respect to the Transaction (the “Proxy Statement”), the Agreement, and such other documents concerning the Transaction as we have deemed necessary. We have assumed for all purposes that the Transaction will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Transaction.

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1)	The acquisition by each Acquiring Fund of all the assets of the corresponding Acquired Fund solely in exchange for the voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the distribution of the voting shares of the Acquiring Fund by the Acquired Fund, as described above, should qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Each of the Acquiring Fund and the Acquired Fund should be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)	No gain or loss should be recognized by any Acquired Fund upon the transfer of all its assets to the corresponding Acquiring Fund solely in exchange for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Acquiring Fund to the Acquired Fund’s shareholders in liquidation thereof (Sections 361(a), 357(a), 361(c)).

(3)	None of the Acquiring Funds should recognize any gain or loss on the receipt of the assets of the corresponding Acquired Fund solely in exchange for the Acquiring Fund’s voting shares and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities, if any (Section 1032(a)).

(4)	The basis of the assets of an Acquired Fund in the hands of the corresponding Acquiring Fund should be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Transaction (Section 362(b)).

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

(5)	Each Acquiring Fund’s holding period for the corresponding Acquired Fund’s assets acquired in the Transaction should include the period during which the Acquired Fund held such assets (Section 1223(2)).

(6)	No gain or loss should be recognized by the shareholders of any Acquired Fund upon the liquidation of the Acquired Fund and upon the receipt of voting shares of the corresponding Acquiring Fund solely in exchange for their shares in the Acquired Fund (Section 354(a)).

(7)	The basis of the shares of the Acquiring Fund received by the shareholders of an Acquired Fund should be the same as the basis of the shares of the Acquired Fund constructively surrendered in exchange therefor (Section 358(a)(1)).

(8)	The holding period of shares of an Acquiring Fund received in the Transaction by the shareholders of an Acquired Fund should include the period during which such shareholders held the shares of the Acquired Fund constructively surrendered in exchange therefor, provided that the Acquired Fund’s shareholders held the shares of the Acquired Fund as a capital asset on the date of the Transaction (Section 1223(1)).

(9)	Pursuant to Section 381(a), each Acquiring Fund should succeed to and take into account the items of the corresponding Acquired Fund described in Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Treasury Regulations thereunder.

The opinion described above is not free from doubt. For the acquisition of the assets of an Acquired Fund pursuant to the Transaction to qualify as a reorganization under Section 368(a) of the Code, the corresponding Acquiring Fund must continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund’s historic business assets in a business. Although the IRS has issued many private letter rulings upholding reorganization status for transactions involving regulated investment companies, the only published guidance on the subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS held that the “continuity of business enterprise” requirement was not met in the case of an acquisition of the assets of an investment company that invested in corporate stocks and bonds by another investment company that invested in municipal bonds, because investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Transaction are distinguishable from those in the published ruling.

Hennessy Mutual Funds, Inc.

Hennessy Funds Trust

The FBR Funds

October 26, 2012

In view of the representations described in paragraphs (h) and (i) on page 3 of this opinion and in view of the similarities in the investment objectives of each Acquired Fund and the corresponding Acquiring Fund (which objectives are described in Schedule B), we are of the opinion that the “continuity of business enterprise” requirement should be deemed to be met with respect to the transfer of the assets of each Acquired Fund to the corresponding Acquiring Fund in the Transaction. Nevertheless, as a result of the lack of authority on this issue, there exists some doubt as to whether the “continuity of business enterprise” requirement will be deemed to be met in the case of this transfer of assets pursuant to the Transaction.

The opinion expressed herein is for the exclusive benefit of the Acquired Funds, the Acquiring Funds, and their respective shareholders. No other person shall be entitled to rely on this opinion. We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,
/s/ Foley & Lardner LLP
Foley & Lardner LLP

Schedule A

Acquired Fund	Corresponding Acquiring Fund

FBR Large Cap Fund	Hennessy Cornerstone Large Growth Fund

FBR Mid Cap Fund	Hennessy Focus 30 Fund

FBR Small Cap Fund	Hennessy Cornerstone Growth Fund

Schedule B

Fund	Investment Objective and Principal Investment Policies

FBR Large Cap Fund (Acquired Fund)	The investment objective of the FBR Large Cap Fund is capital appreciation. Under normal market conditions, the FBR Large Cap Fund invests at least 80% of its net assets plus the amount of any borrowings for investment purposes in securities of large-cap companies. The Fund’s policy of investing at least 80% of its net assets in large-cap companies may only be changed upon 60 days notice to shareholders. The Fund considers large-cap companies to have market capitalizations of $3 billion or more, measured at the time of purchase. The Fund may invest up to 20% of its net assets in securities of companies with smaller market capitalizations.

When evaluating securities to purchase, FBR Fund Advisers makes investment decisions for the Fund on the basis of fundamental security analysis. Once an issuer is identified as an attractive candidate for the Fund’s portfolio, FBR Fund Advisers assesses the relative value and growth potential of the security on the basis of various factors, which may include price to book ratio, price to earnings ratio, earnings yield, leverage and cash flow, among others.

Although the Fund invests primarily in common stocks, it may purchase preferred stocks, warrants and convertible bonds. While the Fund’s investments are primarily in domestic U.S. securities, the Fund’s investments may include foreign securities, including indirect investments such as American Depositary Receipts (“ADRs”) or other types of depositary receipts, which are U.S. dollar-denominated receipts representing shares of foreign-based corporations.

Hennessy Cornerstone Large Growth Fund (Acquiring Fund)	The investment objective of the Hennessy Cornerstone Large Growth Fund is long-term growth of capital. The Fund invests in growth-oriented common stocks of larger companies by utilizing a highly disciplined, purely quantitative formula known as the Cornerstone Large Growth Formula (the “Large Growth Formula”). The Large Growth Formula excludes American Depositary Receipts, or ADRs. The Large Growth Formula selects the 50 common stocks that meet the following criteria, in order:

1. Market capitalization that exceeds the average of the Capital IQ Platform (formerly known as the Standard & Poor’s Compustat® Database) (the “Database”).

2. Price-to-cash flow ratio less than the median of the Database.

This value criterion helps to uncover relative bargains among large companies.

3. Positive total capital.

4. Highest one-year return on total capital.

Return on total capital is a good measurement of how well a company is utilizing its limited resources to maximize growth.

The Fund purchases 50 stocks as dictated by the Large Growth Formula, weighted equally by dollar amount, with 2% of the portfolio’s assets invested in each. Using the Large Growth Formula, the universe of stocks is re-screened and the portfolio is rebalanced annually, generally in the winter. Stocks meeting the Large Growth Formula’s criteria not currently in the portfolio will be purchased, and stocks that no longer meet the criteria will be sold. Holdings of all stocks in the Fund that continue to meet the criteria will be appropriately increased or decreased to result in an equal 2% weighting.

Fund	Investment Objective and Principal Investment Policies

FBR Mid Cap Fund (Acquired Fund)	The investment objective of the FBR Mid Cap Fund is capital appreciation. Under normal market conditions, the Fund invests at least 80% of its net assets plus the amount of any borrowings for investment purposes in securities of mid-cap companies. The Fund’s policy of investing at least 80% of its net assets in mid-cap companies may only be changed upon 60 days notice to shareholders. The Fund considers mid-cap companies to have market capitalizations of greater than $2 billion and less than $15 billion at the time of purchase. The Fund may invest up to 20% of its net assets in equity securities of companies with smaller or larger market capitalizations.

When evaluating securities to purchase, FBR Fund Advisers makes investment decisions for the Fund on the basis of fundamental security analysis. Once an issuer is identified as an attractive candidate for the Fund’s portfolio, FBR Fund Advisers assesses the relative value and growth potential of the security on the basis of various factors, which may include price to book ratio, price to earnings ratio, earnings yield, leverage and cash flow, among others.

Although the Fund invests primarily in common stocks, it may purchase preferred stocks, warrants and convertible bonds. While the Fund’s investments are primarily in domestic U.S. securities, the Fund’s investments may include foreign securities, including indirect investments such as ADRs or other types of depositary receipts, which are U.S. dollar-denominated receipts representing shares of foreign-based corporations.

The Fund’s investments focus on companies that have a demonstrated record of achievement and excellent prospects for earnings and/or cash flow growth over a 3- to 5-year period.

Hennessy Focus 30 Fund (Acquiring Fund)	The Hennessy Focus 30 Fund seeks long-term growth of capital. The Fund invests in mid-cap growth-oriented stocks by utilizing a highly disciplined, purely quantitative formula known as the Focus 30 Formula® (the “Formula”). The Formula selects companies which have between $1 billion and $10 billion in market value, and excludes American Depositary Receipts, or “ADRs”. The Focus 30 Formula selects the 30 common stocks with the highest one-year price appreciation as of the date of purchase that also meet the following criteria:

1. Price-to-sales ratio below 1.5.

This value criterion helps to uncover relative bargains. The Formula uses sales as its guide because sales figures are more difficult for companies to manipulate than earnings and frequently provide a clearer picture of a company’s potential value.

2. Annual earnings that are higher than the previous year.

While sales may be the best indicator of a company’s value, the Formula considers improved earnings to be a key indicator of a company’s financial strength.

3. Positive total capital.

Historically, relative strength has been one of the most influential variables in predicting which stocks will outperform the market.

The Fund purchases 30 stocks as dictated by the Focus 30 Formula, weighted equally by dollar amount, with 3.33% of the portfolio’s assets invested in each. Using the Formula, the universe of stocks is re-screened and the portfolio is rebalanced annually, generally in the fall. Stocks meeting the Formula’s criteria not currently in the portfolio are purchased, and stocks that no longer meet the criteria are sold. Holdings of all stocks in the Fund that continue to meet the criteria are appropriately increased or decreased to result in an equal 3.33% weighting.

Subsequent to the Reorganization, the Hennessy Focus 30 Fund will change its name to the Hennessy Cornerstone Mid Cap 30 Fund (the Fund’s investment objective and investment strategies will remain the same).

Fund	Investment Objective and Principal Investment Policies

FBR Small Cap Fund (Acquired Fund)	The investment objective of the FBR Small Cap Fund is capital appreciation. Under normal market conditions, the Fund invests at least 80% of its net assets plus the amount of any borrowings for investment purposes in securities of small-cap companies. The Fund’s policy of investing at least 80% of its net assets in small-cap companies may only be changed upon 60 days notice to shareholders. The Fund considers small-cap companies to have market capitalizations of less than $3 billion, measured at the time of purchase. The Fund may invest up to 20% of its net assets in equity securities of companies with larger market capitalizations.

When evaluating securities to purchase, FBR Fund Advisers makes investment decisions for the Fund on the basis of fundamental security analysis. Once an issuer is identified as an attractive candidate for the Fund’s portfolio, FBR Fund Advisers assesses the relative value and growth potential of the security on the basis of various factors, which may include price to book ratio, price to earnings ratio, earnings yield, leverage and cash flow, among others.

Although the Fund invests primarily in common stocks, it may purchase preferred stocks, warrants and convertible bonds. While the Fund’s investments are primarily in domestic U.S. securities, the Fund’s investments may include foreign securities, including indirect investments such as ADRs or other types of depositary receipts, which are U.S. dollar-denominated receipts representing shares of foreign-based corporations.

The Fund’s investments focus on companies that have a demonstrated record of achievement and excellent prospects for earnings and/or cash flow growth over a 3- to 5-year period.

Hennessy Cornerstone Growth Fund (Acquiring Fund)	The Hennessy Cornerstone Growth Fund seeks long-term growth of capital. The Fund invests in growth-oriented common stocks by utilizing a highly disciplined, purely quantitative formula known as the Cornerstone Growth Strategy® (the “Growth Strategy”). The Growth Strategy has historically selected small cap companies, but may also select mid and large cap companies. From a universe of stocks with market capitalization exceeding $175 million, the Cornerstone Growth Strategy selects the 50 common stocks with the highest one-year price appreciation as of the date of purchase that also meet the following criteria:

1. Price-to-sales ratio below 1.5.

This value criterion helps to uncover relative bargains. The Growth Strategy uses sales as its guide because sales figures are more difficult for companies to manipulate than earnings and frequently provide a clearer picture of a company’s potential value.

2. Annual earnings that are higher than the previous year.

While sales may be the best indicator of a company’s value, the Growth Strategy considers improved earnings to be a key indicator of a company’s financial strength.

3. Positive stock price appreciation, or relative strength, over the past three and six-month periods. Historically, relative strength has been one of the most influential variables in predicting which stocks will outperform the market.

The Fund purchases 50 stocks as dictated by the Cornerstone Growth Strategy, weighted equally by dollar amount, with 2% of the portfolio’s assets invested in each.

Using the Growth Strategy, the universe of stocks is re-screened and the portfolio is rebalanced annually, generally in the winter. Stocks meeting the Growth Strategy’s criteria not currently in the portfolio are purchased, and stocks that no longer meet the criteria are sold. Holdings of all stocks in the Fund that continue to meet the criteria are appropriately increased or decreased to result in an equal 2% weighting